EXHIBIT 10.2

July 1, 2005

Mr. J. Timothy Griffin

18060 Shavers Lane

Woodland, MN  55391

Re:                               Northwest Airlines Corporation E-Commerce Incentive Compensation Program Award Agreement dated as of April 23, 2004 (the “Award Agreement”) by and between Northwest Airlines Corporation (the “Company”) and J. Timothy Griffin

Dear Mr. Griffin:

On April 23, 2004, you were granted an award (the “Award”) under the Northwest Airlines Corporation E-Commerce Incentive Compensation Program (the “E-Commerce Plan”) for 20 Points, the terms and conditions of which were evidenced by the above-referenced Award Agreement.  The Compensation Committee of the Board of Directors of the Company has approved certain amendments to your Award that are set forth in this letter agreement (the “Agreement”).  You and the Company have agreed as follows:

1.             As the result of the disposition in November 2004 by Northwest Airlines, Inc. (“Northwest”), the principal operating subsidiary of the Company, of certain shares of common stock of Orbitz, Inc. (“Orbitz”), which is one of the e-commerce businesses covered by the Award, you were entitled, upon vesting of the Award, to a redemption payment (the “Redemption Amount”), plus interest from the date of such disposition to the payment date.  The Award Agreement provides that the Award will vest, subject to your continued employment with Northwest and the achievement of a financial target related to Northwest’s e-commerce revenues, in three equal installments on April 23, 2005, April 23, 2006 and April 23, 2007.  The financial target related to Northwest’s e-commerce revenues has been satisfied.  The first installment of the Redemption Amount vested on April 23, 2005 and was paid to you in April 2005.  Notwithstanding the provisions of the Award Agreement, the Company hereby agrees to pay you within ten (10) business days after the date of this Agreement an amount equal to the remaining, unvested portion of the Redemption Payment, which equals $1,850,034, plus interest on such amount at the rate specified in the E-Commerce Plan from the date of Northwest’s disposition of the Orbitz shares to the date of such payment (collectively, the “Payment Amount”).

2.             In the event that, on or before the first or second anniversary of the date of this Agreement (as the case may be) your employment with Northwest is terminated by the Company for Cause (as defined in Exhibit A attached hereto) or by you without Good Reason (as defined in Exhibit A attached hereto), you agree that you shall pay to the Company in cash within ten (10) days after the date of such termination (i) 125% of the Payment Amount if such termination occurs on or before the first anniversary of the date of this Agreement or (ii) 62.5% of the Payment Amount if such termination occurs after the first anniversary of the date of this Agreement and on or before the second anniversary of the date of this Agreement.   If you fail to pay to the Company any amount required to be paid by you pursuant to this Section 2, you agree that the Company or any affiliate of the Company shall be permitted to off-set any such amounts against other amounts that are owed to you by the Company or such affiliate.

3.             You agree as follows:

(a)           While employed by Northwest and thereafter, you shall not disclose any confidential information either directly or indirectly, to anyone (other than the Company or an affiliate of the Company and their respective employees and advisors), or use such information for your own account, or for the account of any other person or entity, without the prior written consent of the Company or except as required by law.  This confidentiality covenant has no temporal or geographical restriction.  Upon termination of your employment with Northwest, you shall promptly supply to the Company all property and any other tangible product or document which has been produced by, received by or otherwise submitted to you during or prior to your term of employment, and shall not retain any copies thereof.

(b)          You acknowledge that your services are of special, unique and extraordinary value to the Company.  Accordingly, you agree that you shall not at any time prior to the first anniversary of the date of your termination of employment with Northwest become an employee, consultant, officer, partner or director of any air carrier which competes with the Company (or any of its affiliates) or have any significant interest (i.e., 10% or more of the voting stock) in any such air carrier.

(c)           You agree that any breach of the terms of this Section 3 would result in irreparable injury and damage for which there would be no adequate remedy at law, and that, in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach or threatened breach, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity.  You further agree that the provisions of the covenant not to compete set forth in Section 3(b) hereof are reasonable.  Should a court determine, however, that any provision of the covenant not to compete is unreasonable, either in period of time, geographical area, or otherwise, the parties hereto agree that the covenant should be interpreted and enforced to the maximum extent that such court deems reasonable.  The provisions of this Section 3 shall survive any termination of your employment with Northwest.  The existence of any claim or cause of action or otherwise, shall not constitute a defense to the enforcement of the covenants and agreements of this Section 3.

4.             Any redemption amount payable to you pursuant to the provisions of the E-Commerce Plan and the Award Agreement with respect to any e-commerce investment other than Orbitz shall not be modified or affected in any way by any of the provisions contained herein.

5.             All payments required to be made by the Company hereunder shall be subject to the withholding of such amounts as are required to be withheld pursuant to any applicable law or regulation.

6.             Except as otherwise provided in Section 3(c) of this Agreement, all disputes and controversies arising under or in connection with this Agreement shall be settled by mandatory arbitration conducted before one arbitrator having knowledge of employment law in accordance with the rules for expedited resolution of employment disputes of the American Arbitration Association then in effect.  The arbitration shall be held in the Minneapolis/St. Paul metropolitan area at a location selected by the Company.  The determination of the arbitrator shall be made within thirty (30) days following the close of the hearing on any dispute or controversy and shall be final and binding on the parties.  The parties hereby waive their right to a trial of any and all claims arising out of this Agreement or breach of this Agreement.  All costs and expenses incurred in connection with any arbitration including, without limitation, arbitrator and attorney’s fees, shall be paid by the non-prevailing party in the arbitration unless the arbitrator determines that such expenses must be otherwise allocated under applicable law to maintain the validity of this Section 6.

7.             No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you and an authorized officer of the Company.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Minnesota, without regard to principles of conflicts of laws.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Please indicate your acceptance and agreement with the provisions of this Agreement by signing in the space provided below.

Very truly yours,

	By:	/s/ Douglas M. Steenland
Douglas M. Steenland
President & Chief Executive Officer

ACCEPTED AND AGREED:

/s/ J. Timothy Griffin
J. Timothy Griffin

Date:   July 1, 2005

Exhibit A

                                “Cause” shall mean with respect to termination by Northwest of your employment (i) an act or acts of dishonesty by you resulting in, or intended to result in, directly or indirectly, any personal enrichment of you, (ii) an act or acts of dishonesty by you intended to cause substantial injury to the Company or any of its affiliates, (iii) material breach (other than as a result of a Disability (as defined below)) by you of your obligations under any Management Compensation Agreement between you and Northwest, which action was (a) undertaken without a reasonable belief that the action was in the best interests of the Company or any of its affiliates and (b) not remedied within a reasonable period of time after receipt of written notice from Northwest specifying the alleged breach, (iv) your conviction of, or plea of nolo contendere to, a crime constituting (a) a felony under the laws of any country, the United States or any state thereof or (b) a misdemeanor involving moral turpitude or (v) a material breach of (a) the Company’s Code of Business Conduct or (b) the provisions of any Management Compensation Agreement between you and Northwest.

“Disability” shall mean your physical or mental condition which prevents continued performance of your duties for Northwest, if you establish by medical evidence that such condition will be permanent and continuous during the remainder of your life or is likely to be of at least three (3) years duration.

“Good Reason” shall mean any one or more of the following:

(a)           a material reduction in your base salary or level of target bonus under the KEACIP or any successor bonus plan (except to the extent of any reduction in connection with a base wage reduction for salaried employees of Northwest, by an amount not to exceed 20% of your base salary in effect on the date of such wage reduction);

(b)           any substantial and sustained diminution in your authority or responsibilities for Northwest (provided, however, that as long as you retain a substantial portion of your then current oversight responsibility, Northwest shall be permitted to transfer a portion of your oversight responsibility without your consent; or

(c)           the relocation of the Company’s principal executive offices to a location outside the Minneapolis-St. Paul Metropolitan Area.

provided, however, that the foregoing events shall constitute Good Reason only if Northwest fails to cure such event within thirty (30) days after receipt from you of written notice of the event which constitutes Good Reason; provided, further, that “Good Reason” shall cease to exist for an event on the 60th day following the later of its occurrence or your knowledge thereof, unless you have given Northwest written notice thereof prior to such date.

 In order for the termination of your employment to be considered for Good Reason, such termination must occur within one (1) year after the event giving rise to such Good Reason.  Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.